SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
                        (Amendment No.  )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
[x]  Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

              Rawlings Sporting Goods Company, Inc.
           (Name of Registrant as Specified In Its Charter)

__________________________________________________________________
      (Name of Person(s) Filing Proxy Statement, if other than
                           the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.
[  ] $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1)   Title of each class of securities to which transaction
          applies:
          ________________________________________________________
     2)   Aggregate number of securities to which transaction
          applies:
          ________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ________________________________________________________
     4)   Proposed maximum aggregate value of transaction:
          ________________________________________________________
     5)   Total fee paid:
          ________________________________________________________
[  ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by
     Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
     Schedule and the date of its filing.
     1)   Amount Previously Paid:
          _____________________________________________________
     2)   Form, Schedule or Registration Statement No.:
          _____________________________________________________
     3)   Filing Party:
          _____________________________________________________
     4)   Date Filed:
          _____________________________________________________

              RAWLINGS SPORTING GOODS COMPANY, INC.
                       1859 Intertech Drive
                     Fenton, Missouri  63026


             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of Rawlings Sporting Goods Company, Inc. (the "Company") will be held at the Marriott West Hotel, 660 Maryville Centre Drive, St. Louis, Missouri 63141 on Thursday, January 16, 1997 at 10:00 a.m., Central Time, to consider and take action with respect to the following:

     1. To elect two Directors for a class of Directors to serve until the annual meeting following the Company's fiscal year ending August 31, 1999.

     2. To ratify the Board of Directors' selection of Arthur Andersen LLP as independent public accountants of the Company for the Company's fiscal year ending August 31, 1997.

     3. To conduct such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Stockholders of record at the close of business on November 18, 1996 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

     All stockholders are cordially invited to attend the meeting.


                              By Order of the Board of Directors

                              \s\ Howard B. Keene

                              Howard B. Keene
                                  Secretary


Dated:  November 27, 1996



                     YOUR VOTE IS IMPORTANT.
 PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
     IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO
                       ATTEND THE MEETING.

              RAWLINGS SPORTING GOODS COMPANY, INC.
                       1859 Intertech Drive
                     Fenton, Missouri  63026


                         PROXY STATEMENT

                   Mailed on November 27, 1996

  Annual Meeting of Stockholders to be held on January 16, 1997


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rawlings Sporting Goods Company, Inc. (the "Company") to be used at the Annual Meeting of Stockholders to be held on January 16, 1997 and at any adjournments thereof. The time and place of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders (the "Notice") which accompanies this Proxy Statement.

     The expense of soliciting proxies, including the costs of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph, and the Company may pay persons holding shares for others their expenses in sending proxy materials to their principals.


               VOTING SECURITIES AND VOTES REQUIRED

     Only stockholders of record at the close of business on November 18, 1996 are entitled to notice of and to vote at the Annual Meeting. At the close of business on November 18, 1996, the Company had outstanding and entitled to vote 7,703,435 shares of Common Stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote.

     The holders of record of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or withhold a vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

     Each candidate for election as a Director must receive a plurality of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present, is required to ratify the Board of Directors' selection of Arthur Andersen LLP as independent public accountants of the Company for the Company's fiscal year ending August 31, 1997.

     Shares represented by proxies which are marked "WITHHELD" with regard to the Election of Directors will be excluded entirely from the vote and will have no effect. Shares represented by proxies which are marked "ABSTAIN" with respect to the other matters presented for consideration at the Annual Meeting will be considered present in person or represented by proxy at the meeting and, accordingly, will have the effect of a negative vote because those matters each require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions with respect to a particular matter ("broker non-votes"), those shares will have no effect on the outcome of such matter.

     Shares entitled to vote represented by proxies which are properly executed and returned before the Annual Meeting will be voted at the Annual Meeting as directed therein. If no vote is specified therein, the shares will be voted "FOR" the election of the Directors named as a nominees in the Proxy Statement and "FOR" the ratification of the selection of Arthur Andersen LLP as independent public accountants of the Company for the Company's fiscal year ending August 31, 1997.

     The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will be voted on such matters in the discretion of the proxy holders insofar as the proxies are not limited to the contrary. The Delaware General Corporation Law provides that, unless otherwise provided in the proxy and unless the proxy is coupled with an interest, a stockholder may revoke a proxy previously given at any time prior to its exercise at the Annual Meeting. A stockholder who has given a proxy may revoke it at any time before it is exercised by delivering to any of the persons named as proxies, or to the Company addressed to the Secretary, an instrument revoking the proxy, by appearing at the Annual Meeting and voting in person or by executing a later dated proxy which is exercised at the Annual Meeting.


                      PRINCIPAL STOCKHOLDER

     The stockholder named in the following table is the only stockholder which is known to the Company to be the beneficial owner of five percent (5%) or more of the Company's Common Stock as of August 31, 1996. For purposes of this table, and as used elsewhere in this Proxy Statement, the term "beneficial owner" means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of, a security or the power to dispose, or to direct the disposition, of a security.

Name and Address of      Amount and Nature of               Percent
 Beneficial Owner             Beneficial Ownership               of Class


First Pacific Advisors, Inc.       893,500/1/                      11.6%
1140 West Olympic Boulevard,
Suite 1200
Los Angeles, California 90064

/1/ This amount, as reflected in an amended report on Schedule 13G dated February 13, 1996, consists of no sole voting power, shared voting power with respect to 368,500 shares, no sole dispositive power and shared dispositive power with respect to 893,500 shares.

                  STOCK OWNERSHIP OF DIRECTORS,
         THE NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

     The following table and notes thereto set forth information, as of October 31, 1996, with respect to the beneficial ownership of shares of Common Stock by each Director and each Executive Officer named in the Summary Compensation Table and by the Directors and Executive Officers of the Company, as a group, based upon information furnished to the Company by such persons:

                  Amount of Beneficial Ownership
                     as of October 31, 1996(1)


                         Amount and Nature of          Percent
Name of Beneficial Owner Beneficial Ownership          of Class

Carl J. Shields                93,220     /2/                    1.2%
Andrew N. Baur                 13,157     /3/                       *
Michael McDonnell              79,759     /4/                    1.0%
William C. Robinson            20,000     /5/                       *
Michael J. Roarty              11,500     /5/                       *
Linda L. Griggs                     0                               *
Howard B. Keene                42,307     /6/                       *
Randy D. Black                 14,071     /7/                       *
Paul E. Martin                 18,016     /8/                       *
J. Michael Thompson            12,287     /9/                       *
All Directors and
Executive Officers
     as a Group (11
     persons)                 349,119                             4.5%

________________________

*     Less than 1%

/1/ Each Director and Executive Officer owning shares listed or included in this table exercises sole voting and dispositive power over such shares, except as otherwise indicated in footnotes (2) through (9). Included in the table are shares underlying options that are exercisable within sixty days after October 31, 1996.

/2/ This amount includes 87,128 shares of Common Stock underlying options granted under the Rawlings Sporting Goods Company, Inc. Long-Term Incentive Plan (the "Stock Option Plan"), 1,000 shares of Common Stock beneficially owned by Mr. Shields' spouse with respect to which Mr. Shields has shared voting and dispositive power, and 711 shares beneficially owned under the Rawlings Sporting Goods Company, Inc. Savings Plan (the "401(k) Plan") as to which Mr. Shields has sole voting and dispositive power.

/3/ This amount includes 1,500 shares of Common Stock underlying options granted under the Rawlings Sporting Goods Company, Inc. Non-Employee Directors' Stock Plan ("Directors' Plan") and 1,657 shares of Common Stock Mr. Baur is entitled to receive in lieu of directors' fees pursuant to the Directors' Plan.

/4/ This amount includes 1,500 shares of Common Stock underlying options granted under the Directors' Plan and 1,759 shares of Common Stock Mr. McDonnell is entitled to receive in lieu of directors' fees pursuant to the Directors' Plan.

/5/ This amount includes 1,500 shares of Common Stock underlying options granted under the Directors' Plan.

/6/ This amount includes 33,204 shares of Common Stock underlying options granted under the Stock Option Plan and 9,103 shares beneficially owned under the 401(k) Plan as to which Mr. Keene has sole voting and dispositive power.

/7/ This amount consists of 12,270 shares of Common Stock underlying options granted under the Stock Option Plan, and 1,801 shares of Common Stock beneficially owned under the 401(k) Plan as to which Mr. Black has sole voting and dispositive power.

/8/ This amount includes 16,207 shares of Common Stock underlying options granted under the Stock Option Plan, and 309 shares of Common Stock beneficially owned under the 401(k) Plan as to which Mr. Martin has sole voting and dispositive power.

/9/ This amount includes 11,281 shares of Common Stock underlying options granted under the Stock Option Plan, and 711 shares of Common Stock beneficially owned under the 401(k) Plan as to which Mr. Thompson has sole voting and dispositive power.


                      ELECTION OF DIRECTORS

     At this Annual Meeting, two Directors will be elected for a term expiring at the annual meeting following the Company's fiscal year ending August 31, 1999. Michael McDonnell and Michael J. Roarty have informed the Company that they are willing to serve for the term to which they are nominated if they are elected. If either of these nominees should become unavailable for election or is unable to serve as a Director, the shares represented by proxies voted in favor of him will be voted for any substitute nominee as may be named by the Board of Directors. The candidate for election as a Director must receive a plurality of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting.

     The ages, terms of office and certain other information as of August 31, 1996 with respect to Michael McDonnell and Michael J. Roarty and each of the other persons serving as directors are as follows:


     INFORMATION CONCERNING NOMINEES FOR TERM EXPIRING AT THE
     ANNUAL MEETING OF STOCKHOLDERS FOLLOWING THE FISCAL YEAR
                      ENDING AUGUST 31, 1999

                                                           If Elected,
                                                         Term Expires at
                                                         Annual Meeting
                                                         of Stockholders
                                                           following
                                     Served as            the Fiscal Year
Name and Principal Occupation      Director Since      Ending August 31,

MICHAEL MCDONNELL, age 57              1994                 1999
  President of West Union
  Corporation, a holding company
  for the distribution of hardware
  and the manufacturing of building
  products, since 1980; director of
  National Commerce Bancorp.; part
  owner of the St. Louis Cardinals
  Major League Baseball team since 1996.

MICHAEL J. ROARTY, age 68
  Consultant to Anheuser-Busch         1994                 1999
  Companies, Inc., a brewery, since
  October 1994; previously Executive
  Vice President - Marketing of
  Anheuser-Busch Companies, Inc.

     The Board of Directors recommends that you vote FOR the election of Michael McDonnell and Michael J. Roarty as directors of the Company.


            INFORMATION CONCERNING REMAINING DIRECTORS

                                                         If Elected,
                                                       Term Expires at
                                                        Annual Meeting
                                                        of Stockholders
                                                            following
                                     Served as            the Fiscal Year
Name and Principal Occupation      Director Since      Ending August 31,

CARL J. SHIELDS, age 55                 1994                1997
  Chairman of the Board, President
  and Chief Executive Officer of
  the Company since July 1994;
  President of Rawlings Sporting
  Goods Company, a division of
  Figgie International Inc. (the
  "Rawlings Division"), from
  February 1994 to July 1994; Vice
  President, Sales/Marketing of the
  Rawlings Division from September
  1993 to February 1994; Vice
  President, Sales of the Rawlings
  Division from 1988 to September 1993.

ANDREW N. BAUR, age 52                  1994                1997
  Chairman of Mississippi Valley
  Bancshares, a bank holding company,
  and Chairman of Southwest Bank of
  St. Louis, the bank subsidiary of
  Mississippi Valley Bancshares, since
  1984; part owner of the St. Louis
  Cardinals Major League Baseball
  team since 1996.

LINDA L. GRIGGS, age 47                 1996                1998
  Partner in the Business and Finance
  Section of the law firm of Morgan,
  Lewis & Bockius LLP.

WILLIAM C. ROBINSON, age 46             1994                1998
  President of The Treehouse Florida
  Fancy, Inc. since 1990; a consultant
  to F.W. Woolworth Co. from 1988 to
  1990; President and Chief Executive
  Officer of Robby's Sports, a 49-store
  sporting goods retail chain, from
  1973 to 1988.

             BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Company's Certificate of Incorporation provides that the Board of Directors shall consist of not less than one and nor more than seven members as shall be determined from time to time by vote of a majority of the Directors then in office. The Board of Directors currently consists of six members. Article Six of the Company's Certificate of Incorporation provides that from and after the first annual meeting of the stockholders the Company's Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total number of Directors constituting the Board permits. The members of each class are elected to serve for a term of three years and until their successors are duly elected and qualified, or until a member's death, resignation or removal.

     Under the present schedule, regular meetings of the Board of Directors are held four times each year and additional special meetings are called
whenever necessary.   The Board met five times during the fiscal year ended
August 31, 1996. All of the Directors attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served which were held during the fiscal year ended August 31, 1996.

     The Board of Directors has established an Audit Committee consisting of Andrew N. Baur, William C. Robinson and Linda L. Griggs. Mr. Baur serves as Chairman of the Audit Committee. The Audit Committee is authorized to recommend to the Company's Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and to review the planned scope of the annual external and internal audits, the independent accountants' and internal auditors' report to management and management's responses thereto and the effectiveness of the Company's internal audit staff. The Audit Committee met three times during the fiscal year ended August 31, 1996.

     The Board of Directors has also established a Compensation Committee consisting of Michael McDonnell, Michael J. Roarty and William C. Robinson. Mr. Robinson serves as Chairman of the Compensation Committee. The Compensation Committee is authorized to establish remuneration levels for Executive Officers, review the performance of the Chief Executive Officer, review management organization and development, review significant non-equity based employee benefit and executive compensation programs and establish and administer equity-based executive compensation programs, including the 1994 Long-Term Incentive Plan. The Compensation Committee met one time during the fiscal year ended August 31, 1996.

     The Board of Directors has not established a nominating committee.

     The Bylaws in effect on the date hereof provide that, unless nominated by the Board of Directors, no person may be elected a director unless notice in writing of such person's nomination by a stockholder of the Company shall be received by the Secretary of the Company not more than sixty and not less than fourteen calendar days before the date of the meeting at which it is to take place. With respect to the Annual Meeting of Stockholders to be held on January 16, 1997, such notice of nomination must be received by the Secretary of the Company not earlier than November 17, 1996 and not later than January 2, 1997. Such notice must set forth (a) the name, age, business address and, if known, residence address of each nomince proposed in such notice, (b) the principal occupation or employment of the nominee, (c) a description of the business experience during the last five years of such nominee, and (d) the number of shares of capital stock of the Company beneficially owned by such nominee. In addition, such notice must be signed by the stockholder, who must be duly qualified to attend and vote at the meeting (other than the person or persons nominated) and must contain a notice in writing signed by each nominee of the nominee's willingness to be elected and to serve as a director.

     The Bylaws have been amended, effective for all meetings of stockholders after the Meeting of Stockholders to be held on January 16, 1997, to provide that beneficial or record owners of Common Stock if such stockholder delivers notice of the nomination to the Secretary of the Company not less than sixty days prior to the first anniversary of the preceding year's annual meeting; provided that in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary date, notice by the stockholder must be delivered not later than the close of business on the later of (i) the sixtieth day prior to such annual meeting, or
(ii) the tenth day following the date on which public announcement of the date of such meeting is first made. Such notice must set forth (a) the name and address of the nominating stockholder and of the nominee, (b) a representation that such stockholder is a beneficial or record owner of stock of the Company entitled to vote in the election of directors at such meeting and intends to appeal in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) the name and address of the record holder of the stock as it appears in the Company's books and of the beneficial owners thereof, if any, on whose behalf the nomination is made, (d) the class and number of shares which are owned beneficially and of record by the nominating stockholders and each proposed nominee, (e) a description of all arrangements or understandings between the stockholder and each nominee and any other person (naming such persons) pursuant to which the nomination or nominations are to be made by the stockholder, (f) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed with the SEC pursuant to Regulation 14A promulgated under the Exchange Act had the nominee been nominated or intended to be nominated by the Board of Directors, and (g) the consent of each nominee to serve as a director of the Company if elected.


                    COMPENSATION OF DIRECTORS

     The Company's Directors, except for those who are also employees of the Company, receive an annual retainer fee of $15,000 for service as a Director. In addition, each non-employee Director receives meeting attendance fees of $1,000 per meeting for special Board meetings or Committee meetings not held in conjunction with a regular Board meeting. The Company also reimburses all of its Directors for their out-of-pocket expenses incurred in the performance of their duties as Directors of the Company.

     Pursuant to the Rawlings Sporting Goods Company, Inc. 1994 Non-Employee Directors' Stock Plan (the "Directors' Plan"), the non-employee Directors receive (i) a non-qualified stock option having an exercise price equal to the fair market value on the date of grant for 2,500 shares of the Common Stock upon their initial election or appointment and, thereafter, a non-qualified stock option for 1,000 shares of the Common Stock annually at the date of the annual meeting, except that no more than one stock option award may be granted to each non-employee Director in a given calendar year, and (ii) the right to defer receipt of fees in cash, and receive instead the right to delivery at a specified future date of that number of shares of Common Stock having a value at the time of deferral equal to the amount of cash deferred.

                      EXECUTIVE COMPENSATION

Background

     The Company acquired the assets and liabilities of the Rawlings Sporting Goods Company division (the "Rawlings Business") of Figgie International Inc. ("Figgie") on July 8, 1994. Accordingly, the Company's Board of Directors or the Compensation Committee has determined the amounts of the compensation paid to Executive Officers since July 8, 1994.

     The members of the Company's Compensation Committee during the Company's fiscal year ended August 31, 1996, who are also currently members of the Compensation Committee, were Michael McDonnell, Michael J. Roarty and William
C. Robinson. Carl J. Shields was also a member of the Compensation Committee until his resignation on October 13, 1994.

     Set forth below is the Compensation Committee's report on executive compensation.

     Notwithstanding anything to the contrary, the following report of the Compensation Committee and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report on Executive Compensation

     The Compensation Committee (the "Committee") of the Board of Directors is charged with the responsibility to administer compensation programs for the Company's executives. To this end, the Committee has established the following fundamental philosophy for executive compensation:

          An appropriate and significant portion of each executive's total compensation should be performance-based and linked to the creation of value for stockholders, and

          Market practices and compensation levels must be considered when establishing an appropriate program for executives in order to assist the Company in attracting and retaining high quality talent.

     Pursuant to this philosophy, the Company's executive compensation plans have been designed to remunerate executives through three primary sources - base salary, annual cash incentives and long-term equity-oriented incentives. The entire program has been formulated so that the portion of an executive's total compensation being derived from variable, performance-based pay is greater at increasing levels of responsibilities.

     Details regarding each of the primary facets of executive compensation, along with a discussion of the awards made in fiscal 1996, follows.

     Base Salary

     The Company targets salaries for executives at the median (size-adjusted 50th percentile) of the competitive marketplace. For purposes of each of the primary facets of compensation, the competitive marketplace includes organizations of similar size in the sporting goods industry.

     In 1994, the Committee determined, with the assistance of an independent, executive compensation consultant, that salaries for the Company's top executives needed to be increased to reflect the additional duties and responsibilities resulting from the Company's spin-off from Figgie. A multi-year process was implemented to move salaries for these executives to market median levels within 2-3 years. The salary increases depicted in the Summary Compensation Table reflect this ongoing process to achieve targeted salary levels.

     As of August 31, 1996, salary levels approximate market medians for the Company's executive group as a whole. In particular, Mr. Shields' current salary ($250,000) is below the market median. Future increases to executive salaries will be based on the Committee's discretionary evaluation of Company and individual performance and increases occurring within the marketplace.

     Annual Cash Incentives

     The Company maintains a management incentive plan whose participants include certain management employees and all of the Company's executives. The plan provides for the payment of annual cash awards based upon the achievement of specified Company goals and an evaluation of each executive's individual performance.

     Incentive opportunities are established for each executive level, stated as a percentage of base salary. These opportunities are set at levels designed to approximate median incentive opportunities for similar positions within the competitive marketplace. Actual awards earned are a function of Company and individual performance; thus, actual awards to the Company's executives may be below or above actual median awards in the marketplace depending on how the Company and each executive performs.

     Annual incentives earned for fiscal 1996, as shown in the Summary Compensation Table, reflect the Committee's evaluation of the Company's performance against stated financial goals and an evaluation of each executive's individual contribution for 1996. As the Company did not achieve 100% of its planned goals (primarily based on achievement of specified net income levels), the amounts earned reflect awards below targeted incentive levels, including the award for Mr. Shields.

     Long-Term Equity-Based Compensation

     The Company maintains a long-term incentive plan which provides for the grant of stock-based incentive awards to certain management employees and all of the Company's executives.

     The Company utilizes nonqualified stock options granted at fair market value as its primary long-term incentive. From time to time, executives are granted stock options at levels determined by the Committee based on a number of subjective facros, including among other things, a general desire to approximate median award levels within the competitive marketplace. Since the executives derive no value from the options unless the value of the Company's stock increase, these awards support the Company's objective of linking executive compensation to the creation of shareholder value.

     Awards made to the Company's executives in fiscal 1996, including the 44,722 options granted to Mr. Shields, approximate the median level of awards made to executives in similar positions within the competitive marketplace.

     Section 162(m)

     In December 1995, the IRS finalized rules regarding the deductibility of compensation under Internal Revenue Code Section 162(m). The rules state that compensation in excess of $1 million annually to any one executive will be non-deductible for income tax purposes unless the compensation is "performance based." At this point, none of the compensation paid by the Company to its executives is non-deductible. The Committee will monitor
IRS rules and the Company's executive compensation program to ensure, to the extent appropriate, that full deductibility for such payments continues.

     Michael J. Roarty                            William C. Robinson
                            Michael McDonnell

Compensation Committee Interlocks and Insider Participation

     As discussed above under "Compensation Committee Report," the Compensation Committee has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the Company's executive officers. During the fiscal year ended August 31, 1996, the members of the Compensation Committee were Michael McDonnell, Michael J. Roarty and William C. Robinson. None of the members of the Compensation Committee were, during the fiscal year ended August 31, 1996, an officer or employee of the Company or any of its subsidiaries, or otherwise were formerly an officer of the Company or any of its subsidiaries.

Summary of Compensation

     The following table shows information concerning compensation earned by or paid to the Company's Chief Executive Officer and each of the four other most highly compensated Executive Officers of the Company whose salary and bonus for the twelve months ended August 31, 1996 exceeded $100,000. This information is provided for the fiscal years ended August 31, 1995 and 1996, and the eight months ended August 31, 1994. The compensation reported below for the eight months ended August 31, 1994 includes compensation awarded by the Company's predecessor business prior to the Company's acquisition of the Rawlings Business from Figgie on July 8, 1994.


                                SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                                                    Compensation
                               Annual Compensation                     Awards

                                                                       Securities      All Other
Name and Principal                                      All Other      Underlying    Compensation
     Position          Year /1/     Salary    Bonus   Compensation/2/   Options          /3/

Carl J. Shields          1996      $245,000  $ 109,964   $    -         44,722          $2,875
Chairman, President      1995       190,000        -          -              -           3,650
and Chief Executive      1994        83,332        -          -         108,332              -
Officer                                       -

Howard B. Keene          1996      147,500   49,875           -          17,111          4,069
Chief Operating          1995      119,542        -           -               -          2,716
Officer                  1994      66,000         -           -          41,250              -

Randy D. Black /4/       1996      132,500   48,744           -           13,889         3,841
Vice President,          1995      113,705        -       19,253          22,919         2,701
Marketing                1994       12,500        -           --              -              -

Paul E. Martin /5/       1996      126,250   43,986           -           12,778         2,600
Chief Financial          1995      25,728         -           -           35,844             -
Officer

J. Michael Thompson /6/ 1996       121,500   47,717           -           12,222         3,674
Vice President, Sales   1995       102,500        -       21,039          21,622         2,325
                        1994        58,996        -            -               -             -


/1/ On August 23, 1994, the Board of Directors approved a change in the Company's fiscal year end to August 31 from December 31, effective immediately. As a result, the information presented for 1994 is for the eight-month transition period from January 1 to August 31, 1994.

/2/ The amounts indicated for 1995 represent the incremental cost to the Company of expenses associated with the use of a company car (Mr. Black - $6,000; Mr. Thompson - $4,545) and of moving expenses (Mr. Black - $13,253; and Mr. Thompson - $16,494).

/3/ The amounts indicated for 1995 and 1996 reflect matching contributions made by the Company pursuant to the Rawlings Sporting Goods Company, Inc. Savings Plan (the "401(k) Plan").

/4/  Mr. Black became Vice President, Marketing in July 1994.

/5/  Mr. Martin became Chief Financial Officer in June 1995.

/6/  Mr. Thompson became Vice President, Sales in July 1994.

Stock Options

     The following tables set forth certain information concerning options granted during the fiscal year ended August 31, 1996 to the Executive Officers named in the Summary Compensation Table and the number and value of the unexercised options held by such persons on August 31, 1996:


                                        OPTION/SAR GRANTS IN LAST FISCAL YEAR /1/

                                                            Potential Realizable Value at Assumed Annual
                                                            Rates of Stock Price Appreciation for Option
                    Individual Grants                                           Term /2/

(a)               (b)            (c)            (d)           (e)       (f)       (g)        (h)        (i)
Name
               Number of      % of Total
               Securities     Options/SARs                                                           Alternative
               Underlying     Granted to     Exercise or                                            to (f) and (g):
               Option/SARs    Employees in   Base Price    Expiration                               Grant Date
               Granted (#)    Fiscal Year     ($/Sh)         Date     0%  ($)   5%  ($)   10%  ($)    Value /3/

Carl J. Shields     44,722       24%         $9.00/Sh       9/21/2005   $0      $253,129   $641,478    $234,791
Howard B. Keene     17,111        9%         $9.00/Sh       9/21/2005   $0       $96,849   $245,435     $89,833
Randy D. Black      13,889        7%         $9.00/Sh       9/21/2005   $0       $78,612   $199,219     $72,917
Paul E. Martin      12,778        7%         $9.00/Sh       9/21/2005   $0       $72,324   $183,284     $67,085
J. Michael
Thompson            12,222        7%         $9.00/Sh       9/21/2005   $0       $69,177   $175,308     $64,166


/1/  The options have an exercise price equal to the market price on the date of grant and become exercisable as to one-third of the initial number of underlying shares of Common Stock on each of the first, second and third anniversaries of the date of grant, subject to acceleration in the event of death or disability of the optionee, a change in control (as defined in the Stock Option Plan) or as otherwise determined by the Compensation Committee.

/2/  The potential realizable value represents the amount each Executive Officer might realize if the stock appreciates annually at the assumed rates of 0%, 5% and 10% for the full period of the options (10 years).
The amounts represent only hypothetical values and there can be no assurance that such growth rates in stock price will be achieved.  The actual amount realized by each Executive Officer will be determined at the time the options are exercised and will be based on the excess of the fair market value of the stock at the time of exercise over the exercise price.  For comparison, the total realizable value for all stockholders, assuming 0%, 5% and 10% annual growth rates for 10 years, would be approximately $0, $43 million and $109 million, respectively, based upon an acquisition price of $9.00 per share.

/3/  Represents the grant date present value of the options utilizing the Black-Scholes option pricing model.  The model attempts to calculate a hypothetical present value of the options and may not reflect the actual value which may be realized by each Executive Officer.  The substantive inputs in the model for the Company include the following:
an interest rate of 6.8%, an exercise price of $9.00, a ten-year exercise term, no dividends paid and a stock volatility equal to 30.4%.



       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                     OPTION/SAR VALUES

  (a)              (b)        (c)                   (d)                         (e)

                                        Number of Securities Underlying    Value of Unexercised
                                        Unexercised Options/SARs at            In-the-Money
                 Shares                      FY-End (#)                      Options/SARs at
               Acquired on   Value                                             FY-End ($)
               Exercise (#) Realized($)                                     Exercisable/
   Name          /1/            /1/      Exercisable/Unexercisable        Unexercisable /2/

Carl J. Shields     0            0           72,221/80,833                 $0/$25,134

Howard B. Keene     0            0           27,500/30,861                 $0/$9,616

Randy D. Black      0            0            7,640/29,168                 $0/$7,806

Paul E. Martin      0            0           11,948/36,674                 $0/$7,181

J. Michael
 Thompson           0            0            7,207/26,637                 $0/$6,869

/1/  No options were exercised.

/2/  The closing price of the Common Stock on the Nasdaq National Market on August 31, 1996 was $9.562 per
     share.  Value is calculated by determining the difference between the option exercise price and
     $9.562, multiplied by the number of shares of Common Stock underlying the options.


Retirement Plans

     All of the Executive Officers of Rawlings who were previously employees of Figgie accrued retirement income credits under Figgie's Retirement Income Plan II (the "Figgie Plan") until the date of the initial public offering of the Company's shares (the "IPO"). Such employees will receive upon retirement benefits accrued under the Figgie Plan up until the date of the IPO. In connection with the acquisition of the Rawlings Business from Figgie, each of the Company's employees has been given credit for vesting and eligibility to receive benefits under the Company's retirement plan for service as an employee of Figgie. In return, Figgie has provided full vesting under the Figgie Plan for all employees of Rawlings who were previously employees of Figgie.

     As of July 8, 1994, the date of the IPO, the annual benefits payable upon retirement under the Figgie Plan, including accrued benefits from a prior plan which was terminated on November 21, 1988, to the individuals named in the Summary Compensation Table who were employees of Figgie are as follows:
Mr. Shields, $6,005; Mr. Keene, $9,372; and Mr. Thompson, $6,621.

     The Company has not adopted a retirement plan.

Severance Agreements

     In October 1995, the Company entered into severance agreements with each of the Executive Officers named in the Summary Compensation Table and Ted C. Sizemore, the Vice President, Baseball Development and International Sales, of the Company, which provide various severance benefits to the Executive
Officers if their employment with the Company is terminated under certain circumstances following a change in control of the Company. The agreements provide that a change in control of the Company is deemed to have occurred if
(i) a person acquires beneficial ownership of 20% or more of the Company's voting stock, (ii) individuals who, at the date of the agreement or the beginning of a two-year period thereafter, constitute the Board of Directors, cease for any reason to constitute a majority of the Board, (iii) the stockholders approve a liquidation of the Company, a sale or disposition of all or substantially all of the Company's assets, or a merger, consolidation or reorganization of the Company other than one that would result in (a) the holders of the Company's voting stock continuing to own beneficially more than 50% of the outstanding stock of the resulting corporation, (b) no person who did not own voting stock prior to the transaction owning 20% or more of the outstanding stock of the resulting corporation, and (c) at least a majority of the board of directors of the resulting corporation being members of the Board of Directors of the Company at the date the severance agreement was signed or at the beginning of a two-year period thereafter that precedes the corporate transaction, or (iv) the Board concludes that the Executive Officer is entitled to the benefits because of the occurrence, threat or imminence of an event with consequences similar to the foregoing.

     Each of the agreements provide for severance payments in the event of termination of the Executive Officer's employment within a specified period after a change in control of the Company (three years for the Chief Executive Officer, two and one-half years for the Chief Operating Officer and two years for other Executive Officers), unless the Executive Officer's employment is terminated by the Company or its successors for "cause" or "disability", because of the Executive Officer's death or "retirement" or by the Executive Officer's voluntary termination for other than "good reason", in each case as such terms are defined in the agreements. The benefits consist of the following: (a) an amount equal to three times the highest base salary paid to the Chief Executive Officer at any time up to the termination of employment, and two and one-half times (with respect to the Chief Operating Officer) and two times the highest base salary paid to each of the other Executive Officers at any time up to the termination of such Executive Officer's employment;
(b) salary and bonus (prorated assuming annual bonuses were paid at the target level) to the date of termination; (c) medical, dental, long-term disability and group term life insurance benefits for three years for the Chief Executive Officer, two and one-half years for the Chief Operating Officer and two years for other Executive Officers if the Executive Officer makes his or her required contribution; and (d) acceleration of the vesting of all stock options. Under the Deficit Reduction Act of 1984, severance payments that exceed a certain amount subject both the Company and the Executive Officer to adverse U.S. federal tax consequences. Each of the agreements provides that the Company shall pay the Executive Officer (i) the severance benefits reduced to the extent necessary to avoid an excise tax or (ii) unreduced severance benefits if, after application of the excise tax, the severance benefits would be greater than the severance benefits provided for in clause (i) above.


                     STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on an investment of $100 in the Common Stock on June 30, 1994 (the date on which the Common Stock began trading on the Nasdaq National Market) to August 31, 1996 with the cumulative total return over the same period of (i) the Nasdaq Composite Market Index and (ii) the Standard & Poor's Leisure Time Index and assumes dividend reinvestment through the fiscal year ending August 31, 1996:

           Total Stockholder Return (6/30/94 - 8/31/96)
              Stock Price Appreciation and Dividends

TOTAL STOCKHOLDER RETURN (6/30/94 TO 8/31/96)   STOCK PRICE
APPRECIATION AND DIVIDENDS


Graphical material has been omitted for purposes of this electronic filing. The data included in such material compares the performance of the Company's Common Stock (based upon stock appreciation and dividends) with the NASDAQ Index Composite and the Leisure Time Products Index, assuming each such item was set at 100 points on June 30, 1994 (the date of the Company's initial public offering). The following is the data set forth on such chart:

                  June 30,  August 31,    August 31,  August 31,
                    1994       1994         1995          1996

Rawlings Sporting
 Goods Company, Inc. 100       104           79             80


Leisure Time Products
  Index               100      110          114            134

NASDAQ Index
 Composite            100      108          145            162

                       CERTAIN TRANSACTIONS

     Andrew N. Baur, a Director of the Company, has a 40% ownership interest in Tree Court Partnership I, a partnership which prior to April 1, 1996, was the owner of the Company's 25,000 square foot headquarters office space in Fenton, Missouri. The Company has leased this property since 1985. Pursuant to the terms of the lease, the Company made lease payments of approximately $415,000 during the fiscal year ended August 31, 1996, of which $233,000 was paid to Tree Court Partnership I. The lease in effect during the 1996 fiscal year commenced on December 1, 1995 and expires on November 30, 2000 at an annual lease rate of approximately $420,000 per year. The Board of Directors has not considered the approval of this lease, but the Company believes that the terms of the lease are no less favorable to the Company than those that could be obtained from unaffiliated parties.

     Mr. Baur is an executive officer of  St. Louis Cardinals L.P.   During
the fiscal year ended August 31, 1996, the Company sold approximately $315,000 of product to St. Louis Cardinals L.P. The Company believes that the terms and prices for the sale of these products are no less favorable than those obtained from unaffiliated parties.


               COMPLIANCE WITH SECTION 16(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10% of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in the Company's Common Stock and other equity securities. In addition, under Section 16(a), a director, executive officer or 10% stockholder who is a trustee and has a pecuniary interest (such interest includes situations where a member of the trustee's immediate family is a beneficiary of the trust) in any holding or transaction in the Company's securities held by the trust, must report the holding or transaction on the trustee's individual form. Securities and Exchange Commission regulations require directors, executive officers, greater than 10% stockholders and reporting trusts to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended August 31, 1996, all
Section 16(a) filing requirements applicable to the directors, executive officers and greater than 10% stockholders were met, except that: (i) two statements of changes in beneficial ownership on Form 4, covering two transactions, and an annual statement of beneficial ownership on Form 5 were filed late by each of Andrew N. Baur and Michael McDonnell, and (ii) an annual statement of beneficial ownership on Form 5 was filed late by each of Randy
D. Black, Howard B. Keene Michael J. Roarty, William C. Robinson, Carl J. Shields, Ted C. Sizemore and J. Michael Thompson.


   RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Arthur Andersen LLP as the Company's independent public accountants for its fiscal year ending August 31, 1997. Although the Bylaws of the Company do not require the submission of the selection of independent public accountants to the stockholders for approval, the Board of Directors believes it is appropriate to give stockholders the opportunity to ratify the decision of the Board of Directors. The Board of Directors will not be bound by the stockholders' vote at the Annual Meeting but will take into account the stockholders' decision.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement should they desire to do so and will also be available to respond to appropriate questions from stockholders.

     Ratification of the selection of the independent public accountants will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote, provided a quorum is present.

     The Board of Directors recommends a vote FOR ratification of the selection of Arthur Andersen LLP as the independent public accountants of the Company for the Company's fiscal year ending August 31, 1997.


          STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     It is presently anticipated that the 1998 Annual Meeting of Stockholders will be held on January 15, 1998. In accordance with the Bylaws of the Company, as amended effective immediately following the Annual Meeting of Stockholders to be held January 16, 1997, stockholder proposals can only be properly brought before the 1998 Annual Meeting of Stockholders if notice thereof, prepared in accordance with the Bylaws, are received at the Company's offices, located at 1859 Intertech Drive, Fenton, Missouri 63026, within a reasonable time before the solicitation with respect to the meeting is made, but in no event later than November 17, 1997. Stockholder proposals intended for inclusion in the proxy statement for such Annual Meeting of Stockholders must be received at the Company's offices within a reasonable time before the solicitation with respect to the meeting is made, but in no event later than July 30, 1997. Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission. Stockholder proposals should be addressed to the attention of the Secretary of the Company.


                          OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those listed in the Notice of Annual Meeting of Stockholders. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters.

     To the extent that information contained in this Proxy Statement is peculiarly within the knowledge of persons other than the management of the Company, it has relied on such persons for the accuracy and completeness thereof.

     Upon the receipt of a written request from any stockholder entitled to vote at the forthcoming Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the Company's Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commissi9on pursuant to Rule 13a-1 under the Exchange Act, for the Company's fiscal year ended August 31, 1996. Requests from benerficial owners of the Company's voting securities must set forth a good faith representation that, as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such meeting. Written requests for such report should be directed to:

                         Howard B. Keene
                            Secretary
              Rawlings Sporting Goods Company, Inc.
                       1859 Intertech Drive
                      Fenton, Missouri 63026

     You are urged to complete, date, sign and return your proxy promptly to make certain your shares will be voted at the Annual Meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

                            By Order of the Board of Directors

                            \s\ Howard B. Keene

                            Howard B. Keene
                                Secretary

Dated:   November 27, 1996